Exhibit 3.1

KKR REAL ESTATE FINANCE TRUST INC.

ARTICLES SUPPLEMENTARY

6.50% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

KKR Real Estate Finance Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:  Pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article V of the charter of the Corporation (the “Charter”), the Board and a duly authorized committee thereof have duly classified and designated 6,260,000 authorized but unissued shares of Preferred Stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) as additional shares (the “Additional Shares”) of 6.50% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the Charter.

SECOND:  The Additional Shares have been classified and designated by the Board under the authority contained in the Charter.  After giving effect to the classification and designation of the Additional Shares as set forth herein, the total number of shares of Series A Preferred Stock that the Corporation has authority to issue is 13,160,000.

THIRD:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.

FIFTH:  The undersigned Chief Executive Officer acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Chief Financial Officer and Treasurer on January 12, 2022.

WITNESS:	KKR REAL ESTATE FINANCE TRUST INC.

/s/ Mostafa Nagaty	By:	/s/ Matthew A. Salem
Name:	Mostafa Nagaty	Name:	Matthew A. Salem
Title:	Chief Financial Officer and Treasurer	Title:	Chief Executive Officer

[Signature Page to Articles Supplementary]